Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503)226-1191 (phone)

(503)226-0079 (fax)

July 28, 2008

Board of Directors

Northwest Pipe Company

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Gentlemen:

In connection with the registration of 600,000 shares of common stock, par value $.01 per share (the “Common Stock”), of Northwest Pipe Company, an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 28, 2008, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 2007 Plan, when such shares have been delivered against payment therefor as contemplated by the 2007 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,

/s/ Ater Wynne LLP
Ater Wynne LLP